Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hyster-Yale Materials Handling, Inc. Non-Employee Directors’ Equity Compensation Plan (As Amended and Restated Effective May 17, 2019) of Hyster-Yale Materials Handling, Inc. of our reports dated February 26, 2019, with respect to the consolidated financial statements and schedule of Hyster-Yale Materials Handling, Inc., and the effectiveness of internal control over financial reporting of Hyster-Yale Materials Handling, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Cleveland, Ohio
May 31, 2019